Exhibit 4.1

                   SAUCONY, INC. NON QUALIFIED RETIREMENT PLAN

                                2000 Restatement


                                   ARTICLE I

                    NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

     1.01 Name of Plan. This Plan shall be known as the "Saucony, Inc. Non Qualified Retirement Plan" (the "Plan").

     1.02 Purpose. This Plan is intended to provide retirement and death benefits to certain management or highly compensated employees of Saucony, Inc. (the "Corporation"). This Plan is intended to be an unfunded Plan, maintained by the Corporation primarily for the purpose of providing deferred compensation to a select group of its management or highly compensated employees described in 29 U.S.C. Section 1051(2) and shall be operated and construed accordingly.

     1.03 Plan Effective Date. The Effective Date of this Plan is April 12, 1996. The Effective Date of this 2000 Restatement is January 1, 2000.

                                   ARTICLE II

                                   DEFINITIONS

     2.01 "Deferred Compensation" shall mean compensation of a Participant which the Participant shall have elected to defer in accordance with Section
3.01 of this Plan.

     2.02 "Matching Credits" means credits made by the Corporation that are based on the deferrals of Particpants.

     2.03 "Non Qualified Plan Committee" shall mean the committee established to administer this Plan in accordance with Article IV.

     2.04  "Participant"   means  any   employee  of  the   Corporation   whose
participation in this Plan is approved by the Board of Directors of the Corporation. The Plan Participants as of December 1, 1995 are listed in Exhibit
A. Others may be added when approved by the Board of Directors of the Corporation.


                                  ARTICLE III

                                    BENEFITS

     3.01 Deferral Elections. Prior to the close of each calendar year, a Participant may elect to have up to 15% of the Participant's regular compensation and all or any portion of a bonus or other nonregular compensation otherwise payable in the following calendar year deferred until after the termination of the Participant's employment; except, that in the case of the initial Plan year or the first Plan year in which an employee becomes a Participant, a Participant may make a deferral election pursuant to this Section
3.01 with respect to compensation earned in periods beginning after the election is made; such special elections must be made within thirty (30) days after the first day of the initial Plan year or the first day of having been designated a Participant, respectively. An election made under this Section 3.01 shall be irrevocable after the close of the calendar year in which such election is made, except for elections made in the initial Plan year or the first Plan year in which an employee becomes a Participant which shall be irrevocable when made. An election made under this Section 3.01 shall remain in effect until modified or revoked by the Participant. Any modification or revocation shall only apply to subsequent calendar years.

     3.02 Credits by Corporation. The Corporation may make credits including Matching Credits, to the Plan.

     3.03 Accounts of Participants. Whenever a Participant first makes an election pursuant to Section 3.01, there shall be established for such Participant a Deferred Compensation Account to which there shall be credited the amounts of all Deferred Compensation, any Matching Credits and other credits by the Corporation, and the amounts of all investment return equivalents attributable to such Deferred Compensation and any Matching Credits or other credits granted or credited to such Participant.

     3.04 Method of Payment of Deferred Compensation and Other Credits. That portion of the Deferred Compensation Account that is payable as provided in
Section 3.05 after termination of the Participant's employment shall be paid in a single payment. Any election by a Participant as to the time of payment of his Deferred Compensation may be changed by such Participant at any time prior to December 31 of the year preceding the calendar year of termination of the Participant's employment. Each Participant who has at any time elected to defer compensation under Section 3.01 shall at all times have on file with the Non Qualified Plan Committee the Participant's election as to the time of payment of his or her Deferred Compensation. If any Participant does not have such an election on file with the Non Qualified Plan Committee, the Participant's
Deferred Compensation Account shall be paid in one sum within 60 days of termination. At its discretion, the Corporation may direct that payment of benefits be made by any Trust established to provide a source for payments under this Plan.

     3.05 Termination of Employment and Disability Benefits. Upon termination of employment or earlier retirement due to total and permanent disability, a Participant shall receive his or her Deferred Compensation Account balance in a lump sum within 60 days of termination unless he has elected a later payment.

     3.06 Death Benefits. Upon the death of a Participant who had not yet received any payments under this Plan, the unpaid balance of the Participant's Deferred Compensation Account shall be paid to the estate of such Participant, or, if any such deceased Participant shall have designated a beneficiary or beneficiaries pursuant to Section 7.05, to such beneficiary or beneficiaries, as promptly as practicable after the death of such Participant.

     3.07 Acceleration of Payments. Notwithstanding any other provision in this Plan, if at any time the Non Qualified Plan Committee believes that any Participant may not be considered by the Department of Labor or a court of competent jurisdiction to be a member of a select group of the Corporation's management or highly compensated employees (as those terms are used in 29 U.S.C.
Section 1051(2) and related provisions), or that a Participant or beneficiary will recognize income for state or federal income tax purposes with respect to Plan benefits not then payable, the Non Qualified Plan Committee shall communicate such belief to the Corporation and shall follow the Corporation's direction as to whether the benefits of such a Participant or beneficiary should be paid in a single sum or otherwise prior to the time they would otherwise be payable.

     3.08 Hardship Withdrawals. At the written request of a Participant, the Board of Directors of the Corporation may permit the Participant to withdraw an amount from the Participant's account only to the extent reasonably needed to satisfy an unforeseeable emergency. The Board of Directors of the Corporation shall determine a Participant's eligibility for such a withdrawal on a case-by-case basis, but, in any case, no withdrawal will be permitted if the withdrawal would cause the undistributed balance in the Participant's account to become currently taxable. An "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case but in any case, payment may not be made to the extent that such hardship is or may be relieved:

    (i)   Through reimbursement or compensation by insurance or otherwise,

    (ii) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

    (iii) By cessation of deferrals under the Plan.

          Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.

                                   ARTICLE IV

                               PLAN ADMINISTRATION

     4.01 Plan Administrator: Power and Authority. This Plan shall be administered by the Saucony, Inc., Non Qualified Retirement Plan Committee (the "Non Qualified Plan Committee") as named by the Corporation. Members of the Non Qualified Plan Committee may not include employees or officers of the Corporation who are covered by this Plan or family members thereof (as defined in Code Section 4975(e)(6)). The Non Qualified Plan Committee shall have full power and authority to construe, interpret and administer this Plan and shall have total discretion to fulfill their responsibilities as they see fit on a uniform and consistent basis and as they believe a prudent person acting in a like capacity and familiar with such matters would do. In the administration of this Plan, the Non Qualified Plan Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and from time to time consult with counsel who may be counsel to the Corporation.

     4.02 Non Qualified Plan Committee to Act by Majority Vote, etc. The Non Qualified Plan Committee shall act by majority vote of all members. All actions, determinations, interpretations and decisions of the Non Qualified Plan Committee with respect to any matter within its jurisdiction will be conclusive and binding on all persons.

     4.03 Records and Reports of the Non Qualified Plan Committee. The Non Qualified Plan Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for the proper administration of the Plan.

     4.04 Costs and Expenses of Administration. All expenses and costs of administering the Plan shall be paid by the Corporation, unless deducted from any assets owned by any Trust described in Section 7.03, which deductions shall be limited to those expenses and costs reasonably necessary to administer the Plan.

                                   ARTICLE V

                                CLAIMS PROCEDURES

     5.01 Claims for Benefits. Claims for benefits under the Plan must be made in writing to the Non Qualified Plan Committee. For purposes of this procedure, "claim" means a request for a Plan benefit by a Participant or a beneficiary of a Participant. If the basis of the claim includes documentation not a part of the records of the Plan or of the Corporation, all such documentation must be included with the claim.

     5.02 Notice of Denial of Claim. If a claim is wholly or partially denied, the Non Qualified Plan Committee shall notify the claimant of the denial of the claim within a reasonable period of time. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for the denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, along with the explanation of why such material or information is necessary, and (d) an explanation of the Non Qualified Plan Committee's claim review procedure. Unless special circumstances require an extension of time for processing the claim, the Non Qualified Plan Committee shall notify the claimant of the claim denial no later than 90 days after the Non Qualified Plan Committee's receipt of the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Non Qualified Plan Committee expects to render the final decision.

     5.03 Request for Review of Denial of Claim. Within 120 days of the receipt by the claimant of the written notice of denial of the claim or if the claim has not been granted within a reasonable period of time, the claimant or his or her duly authorized representative may file a written request with the Non Qualified Plan Committee to conduct a full and fair review of the denial of the claimant's claim for benefits. In connection with the claimant's appeal of the denial of his or her benefits, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing.

     5.04  Decision  on  Review  of Denial  of  Claim.  The Non  Qualified  Plan
Committee shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days after the receipt of the claimant's request for review, except that if there are special circumstances which require an extension of time for processing, the aforesaid 60-day period may be extended to 120 days by written notice delivered to the claimant prior to the expiration of the initial 60-day period. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based. Notwithstanding any provisions elsewhere to the contrary, the Non Qualified Plan Committee shall have total discretion to make decisions as they see fit on a uniform and consistent basis, as they believe a prudent person acting in a like capacity and familiar with such matters would do.

     5.05 Communication of Decisions. The Non Qualified Plan Committee shall communicate all claims and benefit decisions to the Corporation and any Trust established to provide a source for payments under this Plan.

ARTICLE VI

                            AMENDMENT AND TERMINATION

     6.01 Right to Amend, Suspend or Terminate Plan. The Saucony, Inc. Board of Directors reserves the right to amend, suspend or terminate the Plan at any time or from time to time, in whole or in part, without the consent of any Participant, Participant's spouse or other beneficiary. Provided, however, that no such amendment, suspension or termination shall affect the rights of Participants or their spouses or beneficiaries whose Plan benefits were then in pay status, nor shall such action reduce or otherwise adversely affect the benefit accrued as of that date.

                                  ARTICLE VII

                                  MISCELLANEOUS

     7.01 Protection of Employee Interest. To the extent permitted by law, the rights of any Participant or beneficiary, and such benefit or payment under this Plan shall not be subject to attachment or other legal process for the debts of such Participant, or beneficiary and such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

     7.02 Plan Does Not Create or Modify Employment Rights. This plan shall not be constructed as creating or modifying any contract of employment between the Corporation and any Participant. All Participants shall be subject to discharge to the same extent that they would have been of this Plan had never been adopted.

     7.03 Unfunded Plan; No Fiduciary Relationship Created. This Plan is intended to be an unfunded plan. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Plan Participant, beneficiary or any other person. Any funds which may be invested by the Corporation to make provisions for its obligations hereunder, including any assets owned by any Trust established to provide a source of benefits under this Plan, shall continue for all purposes to be a part of the general funds of the Corporation until and except for amounts actually paid to Participants or Beneficiaries. No person other than the Corporation shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Corporation.

     7.04 Deemed Investment. The Non Qualified Plan Committee shall designate one or more investments in which each Participant's Deferred Compensation Account may be deemed to be invested. A Participant may from time to time select one or more such investments in which the Participant's Deferred Compensation Account shall be deemed to be invested. The Deferred Compensation Account of each Participant shall be credited with the amount the Deferred Compensation Account would have earned if it had actually been invested in the investment or investments selected by the Participant. The deemed investment return shall be credited to a Participant's Deferred Compensation Account at the close of each calendar year, until benefits are completed under Section 3.05 of this Plan. Any amount(s) withdrawn from a Participant's Deferred Compensation Account before the close of a given calendar year shall be credited with the deemed investment return for the amount of time during the calendar year that said the amount(s) have been credited to the Participant's Deferred Compensation Account. Nothing in this Section 7.04 shall be construed to require the Corporation to acquire or provide any of the investments selected by a Participant. Any investments made by the Corporation shall be made solely in the name of the Corporation and shall remain the property of the Corporation.

     7.05 Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation with the Non Qualified Plan Committee on a form to be prescribed by it, provided that no such designation shall be effective unless so filed and accepted by the Non Qualified Plan Committee prior to the death of such Participant.

     7.06 Payments to Minor or Disabled Persons. If any person to whom any amount is payable hereunder is a minor, or if the Non Qualified Plan Committee is notified that any person to whom such amount is payable is incompetent because of mental disability, the Non Qualified Plan Committee shall have the power to cause any such payment becoming due to such person to be made to any other person or institution for his benefit without responsibility of the Non Qualified Plan Committee to see to the application of such payments. Payments made pursuant to such power shall operate as a complete discharge of the Corporation.

     7.07 Governing Law. All rights under this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts to the extent they are not preempted by the laws of the United States of America.

                                 AMENDMENT NO. 1

                                       TO

                   SAUCONY, INC. NON QUALIFIED RETIREMENT PLAN

                                2000 RESTATEMENT

     ARTICLE V of the 2000 Restatement of the Saucony, Inc. Non Qualified Retirement Plan is amended and restated in its entirety as follows:

     5.01 Claims for Benefits. Claims for benefits under the Plan must be made in writing to the Non Qualified Plan Committee. For purposes of this procedure, "claim" means a request for a Plan benefit by a Participant or a beneficiary of a Participant. If the basis of the claim includes documentation not a part of the records of the Plan or of the Corporation, all such documentation must be included with the claim.

     5.02 Notice of Denial of Claim. If a claim is wholly or partially denied, the Non Qualified Plan Committee shall notify the claimant of the denial of the claim within a reasonable period of time. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for the denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, along with the explanation of why such material or information is necessary, and (d) an explanation of the Non Qualified Plan Committee's claim review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of the Employee Retirement Security Act of 1974 ("ERISA") following an adverse benefit determination on review. Unless special circumstances require an extension of time for processing the claim, the Non Qualified Plan Committee shall notify the claimant of the claim denial no later than 90 days after the Non Qualified Plan Committee's receipt of the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Non Qualified Plan Committee expects to render the final decision.

     5.03 Request for Review of Denial of Claim. Within 120 days of the receipt by the claimant of the written notice of denial of the claim or if the claim has not been granted within a reasonable period of time, the claimant or his or her duly authorized representative may file a written request with the Non Qualified Plan Committee to conduct a full and fair review of the denial of the claimant's claim for benefits. In connection with the claimant's appeal of the denial of his or her benefits, the claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits. Whether a document is relevant for purposes of this Article V shall be determined by reference to paragraph (m)(8) of Regulation ss. 2560.503-1. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     5.04  Decision  on  Review  of Denial  of  Claim.  The Non  Qualified  Plan
Committee shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days after the receipt of the claimant's request for review, except that if there are special circumstances which require an extension of time for processing, the aforesaid 60-day period may be extended to 120 days by written notice delivered to the claimant prior to the expiration of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination on review. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, (iii) contain specific references to the pertinent Plan provisions upon which the decision is based, (iv) set forth a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits and (v) set forth a statement of the claimant's right to bring an action under Section 502(a) of ERISA. Notwithstanding any provisions elsewhere to the contrary, the Non Qualified Plan Committee shall have total discretion to make decisions as they see fit on a uniform and consistent basis, as they believe a prudent person acting in a like capacity and familiar with such matters would do.

     5.05 Communication of Decisions. The Non Qualified Plan Committee shall communicate all claims and benefit decisions to the Corporation and any Trust established to provide a source for payments under this Plan.

Adopted by the Board of Directors on June 6, 2003.